EXHIBIT 5.1

DLA Piper llp (us)
701 Fifth Avenue
Suite 7000
Seattle, Washington 98104

September 26, 2016

OncoCyte Corporation
1010 Atlantic Avenue, Suite 102
Alameda, California 9450

Re:	OncoCyte Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

As legal counsel for OncoCyte Corporation, a California corporation (the “Company”), we are rendering this opinion in connection with the registration statement on Form S-1 (the “Registration Statement”), initially filed by the Company on September 26, 2016 with the Securities and Exchange Commission (the “Commission”), registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale by the selling shareholders named in the Registration Statement of up to 6,492,306 shares of common stock of the Company (the “Common Stock”), consisting of up to 3,246,153 shares of Common Stock that are issued and outstanding (the “Shares”) and up to 3,246,153 shares of Common Stock (the “Warrant Shares,” and together with the Shares, the “Resale Shares”) that may be purchased upon exercise of issued and outstanding warrants (the “Warrants”).

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We have not independently verified any factual matter relating to this opinion.  With regard to the Warrant Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock will be authorized and available for issuance.  We express no opinion concerning any law other than the corporation laws of the State of California.

On the basis of the foregoing, we are of the opinion that the Shares are and the Warrant Shares will be, when issued and sold in accordance with the terms of the Warrants, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

DLA Piper llp (us)

/s/ DLA Piper llp (us)